Intrepid Announces Second Quarter 2018 Results

DENVER, August 2, 2018 - Intrepid Potash, Inc. (Intrepid) (NYSE:IPI) today reported its results for the second quarter of 2018.

Key Q2 Takeaways

•	Cash flow from operations of $24.3 million, a $14.6 million increase compared to the prior year.

•	Higher potash price drove potash segment gross margin of $6.3 million, a $2.3 million increase compared to Q2 2017.

•
Strong domestic Trio® volumes, offset by a challenging international environment and reduced production schedule, resulted in segment gross deficit of $2.2 million, compared to the gross deficit of $0.3 million in the prior year.

•	Net loss of $1.0 million, or $0.01 per share, compares favorably to Q2 2017 net loss of $5.9 million, or $0.05 per share.

•	Water demand remained solid as drilling activity increases in the northern Delaware Basin around our mines.

"Our second quarter results reflect a strong finish to the spring season as we benefited from higher potash pricing and increased demand for Trio®," said Bob Jornayvaz, Intrepid's Executive Chairman, President and CEO. "This, in turn, drove improved cash flow from operations, which more than doubled year over year. Looking to the second half of the year, we expect continued solid cash flow from operations. In the first half of 2018, we received $13.4 million of cash for water and as of June 30th we had $5.4 million in accounts receivable related to water on our balance sheet. Moving forward, we are modifying our water guidance calculation and language to focus on cash and expect to receive $25 million to $35 million in cash relating to water in 2018. This amount includes $15 million in cash that we expect to receive under a long-term water commitment, but that is accounted for as deferred revenue until the underlying water is delivered. For our core nutrient business, we see positive pricing momentum in the domestic agricultural markets and we expect this to improve our bottom line in future periods."

Consolidated Results

Intrepid generated a second quarter net loss of $1.0 million, or $0.01 per share, and first half 2018 net income of $0.8 million, or $0.01 per share. Consolidated gross margin increased to $7.3 million and $14.5 million in the second quarter and first half of 2018, respectively, compared to the prior year. Increased gross margin was the result of increased water sales, improvement in the average net realized sales price of potash, and reduced lower-of-cost-or-market adjustments in the Trio® segment.

Cash provided by operating activities increased year over year to $24.3 million and $38.2 million for the second quarter and first half of 2018, respectively. Increases were driven by increased water sales, reduced interest expense, and payments received under a prearranged water commitment.

Segment Highlights

Potash

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands, except per ton data)
Potash sales	$28,188	$27,814	$55,246	$55,034
Potash gross margin	$6,279	$4,015	$11,248	$6,344

Potash production volume (in tons)	45	63	170	181
Potash sales volume (in tons)	98	103	195	204

Average potash net realized sales price per ton(1)	$254	$235	$249	$238

Potash sales volume was relatively flat compared to the prior year periods with robust demand in agricultural markets offset by a decrease in industrial volume. The potash facilities entered the summer evaporation season earlier than the previous year, reducing second quarter production compared to the prior year. The earlier summer shutdown was the result of improvements in potash processing, which allowed the solar facilities to operate at higher rates throughout the production season. A longer summer shutdown increases the overall evaporation capacity of the pond system and is expected to benefit production volumes for the next harvest year assuming similar evaporation rates.

Increases in gross margin when compared to year-ago periods were driven primarily by higher average net realized sales price, and increased by-product production and sales.

Trio®

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands, except per ton data)
Trio® sales	$18,839	$16,096	$40,082	$37,208
Trio® gross deficit	$(2,237)	$(318)	$(4,307)	$(5,503)

Trio® production volume (in tons)	55	70	102	141
Trio® sales volume (in tons)	69	59	146	135

Average Trio® net realized sales price per ton(1)	$191	$198	$193	$200

Sales volume increased 17% and 8%, respectively, compared to the second quarter and first half of 2017, driven by a strong domestic market, which offset lower sales into the international market. Production decreased compared to the prior year periods, as Intrepid began operating at a reduced rate in June 2017 to manage inventory levels and match production to expected demand.

Gross deficit increased in the second quarter of 2018 compared to same period in the prior year due to lower pricing on international shipments, increased freight rates and the reduced production schedule, which, all together, offset higher domestic prices. First half gross deficit decreased $1.2 million compared to the prior year due to a decrease in lower-of-cost-or-market adjustments related to international shipments.

Liquidity

Cash provided by operations was $24.3 million during the second quarter and cash spent on capital investments was $2.4 million. As of June 30, 2018, Intrepid had $26.2 million in cash and cash equivalents and $25.7 million available to borrow under its credit facility.

Notes

1 Average net realized sales price per ton is a non-GAAP financial measure. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for August 2, 2018, at 10:00 a.m. ET. The dial-in number is 1-800-319-4610 for U.S. and Canada, and is +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, intrepidpotash.com.

An audio recording of the conference call will be available through September 2, 2018, at intrepidpotash.com and by dialing 1-800-319-6413 for U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 2500.

About Intrepid

Intrepid is the only U.S. producer of muriate of potash. Potash is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. Intrepid also produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also sells water and by-products such as salt, magnesium chloride, and brine.

Intrepid serves diverse customers in markets where a logistical advantage exists; and is a leader in the utilization of solar evaporation production, one of the lowest cost, environmentally friendly production methods for potash. Intrepid's production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll on the Intrepid website, intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance, water sales, production costs, and operating plans, and its market outlook. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•	changes in the price, demand, or supply of Intrepid's products;

•	Intrepid's ability to successfully identify and implement any opportunities to expand sales of water, by-products, and other non-potassium related products or other revenue diversification activities;

•	challenges to Intrepid's water rights;

•	Intrepid's ability to comply with the terms of its senior notes and its revolving credit facility, including the underlying covenants, to avoid a default under those agreements;

•	Intrepid's ability to expand Trio® sales internationally and manage risks associated with international sales, including pricing pressure and freight costs;

•	Intrepid's ability to successfully identify and consummate profitable growth opportunities;

•	the costs of, and Intrepid's ability to successfully execute, any strategic projects;

•	declines or changes in agricultural production or fertilizer application rates;

•	declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;

•	further write-downs of the carrying value of assets, including inventories;

•
circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•	changes in reserve estimates;

•	currency fluctuations;

•	adverse changes in economic conditions or credit markets;

•	the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;

•	adverse weather events, including events affecting precipitation and evaporation rates at Intrepid's solar solution mines;

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;

•	changes in the prices of raw materials, including chemicals, natural gas, and power;

•	Intrepid's ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services;

•	Intrepid's inability to fund necessary capital investments; and

•
the other risks, uncertainties, and assumptions described in Intrepid's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2017.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Matt Preston, Investor Relations
Phone: 303-996-3048
Email: matt.preston@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Sales	$51,014	$45,007	$104,208	$93,663
Less:
Freight costs	8,931	7,985	18,665	16,706
Warehousing and handling costs	2,600	2,197	4,877	4,968
Cost of goods sold	32,121	29,821	65,399	65,694
Lower-of-cost-or-market inventory adjustments	76	317	781	4,141
Gross Margin	7,286	4,687	14,486	2,154

Selling and administrative	6,190	4,656	10,160	9,060
Accretion of asset retirement obligation	417	389	834	778
Restructuring expense	—	266	—	266
Care and maintenance expense	118	419	247	1,111
Other operating expense	703	641	869	2,291
Operating (Loss) Income	(142)	(1,684)	2,376	(11,352)

Other Income (Expense)
Interest expense, net	(878)	(4,217)	(1,756)	(8,637)
Interest income	—	—	99	4
Other income (expense)	62	(27)	80	384
(Loss) Income Before Income Taxes	(958)	(5,928)	799	(19,601)

Income Tax Expense	—	(7)	—	(12)
Net (Loss) Income	$(958)	$(5,935)	$799	$(19,613)

Weighted Average Shares Outstanding:
Basic	127,861,112	126,221,142	127,761,837	104,228,787
Diluted	127,861,112	126,221,142	130,966,054	104,228,787
(Loss) Earnings Per Share:
Basic	$(0.01)	$(0.05)	$0.01	$(0.19)
Diluted	$(0.01)	$(0.05)	$0.01	$(0.19)

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF JUNE 30, 2018 AND DECEMBER 31, 2017
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$26,234	$1,068
Accounts receivable:
Trade, net	21,208	17,777
Other receivables, net	2,095	762
Refundable income taxes	—	2,663
Inventory, net	68,354	83,126
Prepaid expenses and other current assets	4,662	6,088
Total current assets	122,553	111,484

Property, plant, equipment, and mineral properties, net	353,920	364,542
Long-term parts inventory, net	31,858	30,611
Other assets, net	3,653	3,955
Total Assets	$511,984	$510,592

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$5,068	$11,103
Related parties	28	28
Income taxes payable	172	—
Accrued liabilities	6,686	8,074
Accrued employee compensation and benefits	5,227	4,317
Advances on credit facility	—	3,900
Current portion of long-term debt	10,000	10,000
Other current liabilities	8,130	65
Total current liabilities	35,311	37,487

Long-term debt, net	49,504	49,437
Asset retirement obligation	22,310	21,476
Other non-current liabilities	—	102
Total Liabilities	107,125	108,502

Commitments and Contingencies
Common stock, $0.001 par value; 400,000,000 shares authorized;
128,232,942 and 127,646,530 shares outstanding
at June 30, 2018, and December 31, 2017, respectively	128	128
Additional paid-in capital	647,783	645,813
Retained deficit	(243,052)	(243,851)
Total Stockholders' Equity	404,859	402,090
Total Liabilities and Stockholders' Equity	$511,984	$510,592

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Cash Flows from Operating Activities:
Net (loss) income	$(958)	$(5,935)	$799	$(19,613)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Allowance for doubtful accounts	379	—	379	—
Depreciation, depletion, and accretion	7,977	8,297	16,909	17,620
Amortization of deferred financing costs	184	529	367	1,350
Stock-based compensation	1,347	696	2,294	1,685
Lower-of-cost-or-market inventory adjustments	76	317	781	4,141
(Gain) loss on disposal of assets	(50)	5	(84)	1,564
Allowance for parts inventory obsolescence	15	—	15	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	8,018	7,642	(3,810)	(1,134)
Other receivables, net	(1,126)	(491)	(1,333)	(890)
Refundable income taxes	(181)	7	2,663	3
Inventory, net	6,718	3,341	12,727	4,984
Prepaid expenses and other current assets	514	720	1,428	4,591
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(3,198)	(5,496)	(3,197)	(5,560)
Income tax payable	172	—	172	—
Other liabilities	4,385	62	8,066	(757)
Net cash provided by operating activities	24,272	9,694	38,176	7,984

Cash Flows from Investing Activities:
Additions to property, plant, equipment, and mineral properties	(2,408)	(1,136)	(8,878)	(3,559)
Proceeds from sale of property, plant, equipment, and mineral properties	58	—	92	5,554
Net cash (used in) provided by investing activities	(2,350)	(1,136)	(8,786)	1,995

Cash Flows from Financing Activities:
Issuance of common stock, net of transaction costs	—	11	—	57,479
Repayments of long-term debt	—	(23,000)	—	(69,000)
Proceeds from short-term borrowings on credit facility	—	—	13,500	—
Repayments of short-term borrowings on credit facility	(1,500)	—	(17,400)	—
Debt issuance costs	—	(99)	—	(99)
Employee tax withholding paid for restricted stock upon vesting	(309)	(49)	(371)	(158)
Proceeds from exercise of stock options	36	—	47	—
Net cash used in financing activities	(1,773)	(23,137)	(4,224)	(11,778)

Net Change in Cash, Cash Equivalents and Restricted Cash	20,149	(14,579)	25,166	(1,799)
Cash, Cash Equivalents and Restricted Cash, beginning of period	6,566	21,250	1,549	8,470
Cash, Cash Equivalents and Restricted Cash, end of period	$26,715	$6,671	$26,715	$6,671

Supplemental disclosure of cash flow information
Net cash paid (refunded) during the period for:
Interest	$1,481	$5,910	$1,576	$8,377
Income taxes	$8	$—	$(2,835)	$10
Accrued purchases for property, plant, equipment, and mineral properties	$651	$242	$651	$242

INTREPID POTASH, INC.
SELECTED OPERATING AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Production volume (in thousands of tons):
Potash	45	63	170	181
Langbeinite	55	70	102	141
Sales volume (in thousands of tons):
Potash	98	103	195	204
Trio®	69	59	146	135

Average net realized sales price per ton (1)
Potash	$254	$235	$249	$238
Trio®	$191	$198	$193	$200

Three Months Ended June 30, 2018 (in thousands):	Potash	Trio®	Other	Consolidated
Sales	$28,188	$18,839	$3,987	$51,014
Less: Freight costs	3,276	5,655	—	8,931
Warehousing and handling costs	1,412	1,183	5	2,600
Cost of goods sold	17,221	14,162	738	32,121
Lower-of-cost-or-market inventory adjustments	—	76	—	76
Gross Margin (Deficit)	$6,279	$(2,237)	$3,244	$7,286
Depreciation, depletion and accretion incurred(2)	$6,129	$1,680	$168	$7,977

Six Months Ended June 30, 2018 (in thousands):	Potash	Trio®	Other	Consolidated
Sales	$55,246	$40,082	$8,880	$104,208
Less: Freight costs	6,735	11,930	—	18,665
Warehousing and handling costs	2,566	2,302	9	4,877
Cost of goods sold	34,697	29,376	1,326	65,399
Lower-of-cost-or-market inventory adjustments	—	781	—	781
Gross Margin (Deficit)	$11,248	$(4,307)	$7,545	$14,486
Depreciation, depletion and accretion incurred(2)	$13,268	$3,370	$271	$16,909

Three Months Ended June 30, 2017 (in thousands):	Potash	Trio®	Other	Consolidated
Sales	$27,814	$16,096	$1,097	$45,007
Less: Freight costs	3,578	4,407	—	7,985
Warehousing and handling costs	1,366	831	—	2,197
Cost of goods sold	18,822	10,892	107	29,821
Lower-of-cost-or-market inventory adjustments	33	284	—	317
Gross Margin (Deficit)	$4,015	$(318)	$990	$4,687
Depreciation, depletion and accretion incurred(2)	$6,555	$1,705	$37	$8,297

Six Months Ended June 30, 2017 (in thousands):	Potash	Trio®	Other	Consolidated
Sales	$55,034	$37,208	$1,421	$93,663
Less: Freight costs	6,537	10,169	—	16,706
Warehousing and handling costs	2,878	2,090	—	4,968
Cost of goods sold	39,242	26,344	108	65,694
Lower-of-cost-or-market inventory adjustments	33	4,108	—	4,141
Gross Margin (Deficit)	$6,344	$(5,503)	$1,313	$2,154
Depreciation, depletion and accretion incurred(2)	$14,118	$3,404	$98	$17,620

(1) Average net realized sales price is a non-GAAP financial measure. See the non-GAAP reconciliations set forth later in this press release for additional information.

(2) Depreciation, depletion and accretion incurred for potash and Trio® excludes depreciation, depletion and accretion amounts absorbed in or (relieved from) inventory.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017
(In thousands, except per share amounts)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Diluted Share

Adjusted net income (loss) and adjusted net income (loss) per diluted share are calculated as net income (loss) or income (loss) per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands)
Net Income (Loss)	$(958)	$(5,935)	$799	$(19,613)
Adjustments
Restructuring expense(1)	—	266	—	266
Write-off of deferred financing fees(2)	—	241	—	759
Make-whole payment(3)	—	1,760	—	2,554
Total adjustments	—	2,267	—	3,579
Adjusted Net Income (Loss)	$(958)	$(3,668)	$799	$(16,034)

Reconciliation of Net Income (Loss) per Share to Adjusted Net Income (Loss) per Share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net Income (Loss) Per Diluted Share	$(0.01)	$(0.05)	$0.01	$(0.19)
Adjustments
Restructuring expense(1)	—	—	—	—
Write-off of deferred financing fees(2)	—	—	—	0.01
Make-whole payment(3)	—	0.02	—	0.02
Calculated income tax effect(4)	—	—	—	—
Total adjustments	—	0.02	—	0.03
Adjusted Net Income (Loss) Per Diluted Share	$(0.01)	$(0.03)	$0.01	$(0.16)

(1) Intrepid recorded restructuring expense of $0.3 million in the second quarter of 2017, related to a scheduling change at its East facility.

(2) During the second quarter of 2017, Intrepid made an early repayment of $23.0 million of principal on its senior notes. As a result, Intrepid wrote off a portion of the financing fees that had previously been capitalized related to the senior notes. The write-off of deferred financing fees is reflected in Intrepid's financial statements as interest expense.

(3) During the second quarter of 2017, Intrepid made an early repayment of principal on its senior notes. The payment totaled $24.8 million, of which $1.8 million related to an additional make-whole payment.

(4) Due to Intrepid's valuation allowance against its deferred tax asset, this calculation assumes a 0% effective tax rate.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net income (loss) adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands)
Net Income (Loss)	$(958)	$(5,935)	$799	$(19,613)
Restructuring expense(1)	—	266	—	266
Interest expense	878	4,217	1,756	8,637
Income tax expense	—	7	—	12
Depreciation, depletion, and accretion	7,977	8,297	16,909	17,620
Total adjustments	8,855	12,787	18,665	26,535
Adjusted EBITDA	$7,897	$6,852	$19,464	$6,922

(1) Intrepid recorded restructuring expense of $0.3 million in the second quarter of 2017, related to a scheduling change at its East facility.

Average Net Realized Sales Price per Ton

Average net realized sales price per ton is calculated as sales, less freight costs, divided by the number of tons sold in the period. Intrepid considers average net realized sales price per ton to be useful because it shows average per-ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, many of the Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze sales and pricing trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended June 30,
	2018			2017
	(in thousands, except per ton data)
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$28,188	$18,839	$47,027	$27,814	$16,096	$43,910
Freight costs	3,276	5,655	8,931	3,578	4,407	7,985
Subtotal	$24,912	$13,184	$38,096	$24,236	$11,689	$35,925

Divided by:
Tons sold	98	69		103	59
Average net realized sales price per ton	$254	$191		$235	$198

	Six Months Ended June 30,
	2018			2017
	(in thousands, except per ton data)
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$55,246	$40,082	$95,328	$55,034	$37,208	$92,242
Freight costs	6,735	11,930	18,665	6,537	10,169	16,706
Subtotal	$48,511	$28,152	$76,663	$48,497	$27,039	$75,536

Divided by:
Tons sold	195	146		204	135
Average net realized sales price per ton	$249	$193		$238	$200